Exhibit 99.1

Spartan Motors, Inc. 1541 Reynolds Rd. · Charlotte, MI 48813 · USA Telephone 517.543.6400 · Facsimile 517.543.5403 Website – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Reports Second Quarter 2011 Results
and Business Realignment

CHARLOTTE, Mich., July 26, 2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced operating results for the second quarter of 2011 reflecting actions taken to realign operations in response to the softened defense and motorhome markets, with continued investment in its emergency response and delivery and service markets.

Revenues were $99.4 million, down 14.1 percent compared to the same quarter of the prior year, driven by the overall economic climate and government budgetary constraints.  Also contributing to the relative decline were increased prior year sales volumes related to emergency response orders placed in advance of the 2010 engine emissions change.  These factors, combined with restructuring charges of $2.8 million and a product mix shift away from more profitable defense and service parts sales, resulted in a net loss of $2.2 million, or $0.07 per diluted share. The realignment is expected to reduce Spartan’s fixed costs by approximately $4.0 million on an annual basis.  Exclusive of the one-time restructuring charges, adjusted net loss from continuing operations was $0.4 million, or $0.01 per diluted share.

Consolidated backlog improved 8.0 percent, to $179.3 million over the first quarter of 2011, driven by order intake momentum in the delivery and service vehicle and emergency response chassis markets.

Second quarter 2011 results:
•	Net sales of $99.4 million (down 14.1 percent from Q2 2010)
•	Adjusted gross margin of 14.6 percent of sales (down from 15.1 percent in Q2 2010)
•	Adjusted operating expense of $15.3 million (down $0.2 million compared to Q2 2010)
•	Restructuring charges of $1.8 million, net of tax, or $0.06 per diluted share
•	Net loss of $2.2 million ($0.07 per diluted share), or adjusted net loss of $0.4 million ($0.01 per diluted share) before restructuring charges
•	Cash from continuing operations of $8.4 million
•	Ending consolidated backlog of $179.3 million (up 8.0 percent from Q1 2011)
•	Total debt of $5.2 million
•	Cash balance of $30.6 million (up $16.1 million from Q4 2010)

“While we anticipated another tough quarter, it was still a difficult experience,” said John Sztykiel, President and CEO of Spartan Motors.  “The restructuring costs were not easy, but they were necessary to resize our cost structure and position us for future growth and profitability.  The motorhome market continues to be soft, and defense orders have been curtailed significantly in response to government budgetary cuts.  However, the emergency response market, while down compared to 2010, is showing improvement, with better-than-expected order intake resulting in a stepped-up production schedule for the second half of 2011.  Our delivery and service vehicle market continued its momentum with a 73 percent sales improvement and nearly double the backlog compared to the same quarter in 2010.  We are very excited about the opportunity in this market and pleased with its contribution to our diversified product portfolio.

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“Clearly, we still have challenges in some of our markets and must continue to reduce our cost of doing business.  The good news is that our backlog has been up for two consecutive quarters, and we expect the second half of 2011 to be better than the first.”

Profitable Growth Opportunities and Compelling Products
•
The Reach™, a commercial van offering up to 35 percent better fuel economy with improved safety and operational performance, will launch into production during the third quarter of 2011.  Currently, final durability testing is nearing completion with 10 pilot vehicles in use by end customers.  The distribution of the Reach will extend beyond Utilimaster’s existing large fleet customers, as Isuzu’s dealer network will also be offering and supporting this commercial van.  This should allow extended market penetration into smaller fleet and business operations, a large growth opportunity.

•	Given the size and commercial grade of the Reach, new markets will be addressed by competing with cargo and conversion vans that offer smaller cargo capacity and a significantly shorter life cycle.

•
Classic Fire adds breadth to Spartan’s emergency response vehicle lineup, covering additional market segments, applications and customer needs for a more price-sensitive market.  Classic Fire’s operating results are included in Spartan’s reported financials for the first time during the quarter following the recently completed acquisition on April 1, 2011.  The Classic Series complements the Legend and Star Series already offered by Crimson Fire and is expected to penetrate the lower-priced niche of the fire truck market.

•
Air bag technology will be offered in 2012 on Spartan emergency response cabs, expanding the Company’s bid opportunities while providing another compelling reason to choose a Spartan product.  This significant investment reflects Spartan’s commitment to technological advancement and improved safety standards in emergency response vehicles.

•
Spartan Chassis’ Idle Reduction Technology (IRT) provides an estimated 50 percent fuel consumption improvement in testing, and is proving to be a compelling product with a sizeable market opportunity.  This technology expands vehicle service life and reduces maintenance needs, while limiting exhaust emissions and noise pollution.

•
Launch of production and initial sales of the N-Series gas cab and chassis assembly, in partnership with Isuzu Commercial Truck of America, were achieved during the quarter with a future expected production rate of 21 units per day.

•	Alliances with business partners continue to generate new opportunities, including the recently announced agreement with Lion Bus Inc. of Saint-Jerome, Quebec.

•
Other existing profitable growth opportunities include field service solutions for existing customer fleets that enable performance improvement, increased safety and retrofitting with new vocational packages, such as the installation of keyless entry pads and safe loading systems.  Utilimaster has been very active in this area, which offers an improved contribution margin.

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Managing Costs and Strengthening the Balance Sheet
Spartan announced a number of restructuring actions designed to further reduce its breakeven point, match market demands, and advance its flexible manufacturing in support of the Company’s broader product lineup. The actions were primarily focused on the defense and motorhome markets where the Company is experiencing the greatest revenue challenges.  The charges taken represent costs from excess facilities, workforce reductions, surplus inventory, and a discontinued product line.

“As we discussed last quarter, we are continually refining our business model to reflect current market conditions and ensure alignment with our long-term strategic plan,” said Joe Nowicki, Chief Financial Officer.  “To that end, we expanded flexibility by increasing the degree to which we leverage resources across our markets and campuses.  We remain pleased with the progress we have made to realign our operational structure and curtail nearly $14 million in SG&A expenses on an annualized basis during the past couple of years.  Furthermore, we ended the quarter with more than $30 million in cash and a 12-day improvement in our cash conversion cycle over the same period in 2010, which strengthens our ability to seize profitable opportunities.”

•
Consolidated net sales for the quarter were $99.4 million, down 14.1 percent from the same quarter last year, reflecting overall market declines in the emergency response, recreational vehicle and military segments.

•
Adjusted gross margin fell to 14.6 percent in the second quarter, from 15.1 percent for the same period in 2010, driven by increased overhead allocation due to the lower sales volumes and product mix shift. The product sales mix consisted of fewer emergency response and military vehicles and more delivery and service vehicles.

•
Adjusted operating expense as a percent of sales was 15.4 compared to 13.4 in the second quarter of 2010, driven by the decreased revenue level.  Operating expenses fell $0.7 million quarter over quarter when excluding the restructuring charges and the recently acquired Classic Fire business.

•
One-time restructuring costs amounted to nearly $2.8 million. These and other realignment activities are expected to generate approximately $4.0 million of annual fixed cost reductions and effectively lower the Company’s breakeven.

•	Excluding the Company’s discontinued operations, the cash conversion cycle improved by 12 days, quarter over quarter. Aggressive efforts to reduce inventory levels drove the majority of this change.

“Despite the loss in the first half of 2011, we continue to execute on our four-part operational plan to ensure long-term profitable growth and alignment with our stakeholders,” concluded Sztykiel.  “We have completed the integration of Classic Fire into Crimson’s operations in record time and now are addressing initiatives within Spartan Chassis.  In addition, Utilimaster is yielding revenues and income during a time of softening in two of our other markets.  This is exactly what our team had the foresight to address when we added these business units to our family.  Both acquisitions are proving their financial worth and demonstrating our ability to execute our strategic plan and respond nimbly to profitable opportunities.

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“Today 55 percent of our business is either business-to-business (B2B) or business-to-consumer (B2C) – all non-government dependent.  This is a dramatic change compared to 2008, when only 11 percent was B2B or B2C.  As we look to the future, we expect the second half of 2011 to mark a return to positive earnings.  We have growth in our backlog, the Reach is coming on-line, Isuzu N-series will continue to ramp up and we have substantial cash to reinvest in the business or pursue acquisition opportunities.  As we look at 2011 and beyond, there are challenges, but there are also opportunities, and we are evolving in the right direction.”

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Net Income (Loss) from Continuing Operations and Adjusted Net Earnings (Loss) Per Share from Continuing Operations measures, which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to Gross Profit, Gross Margin, Operating Expenses, Net Income (Loss) from Continuing Operations or Earnings Per Share from Continuing Operations under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following table reconciles Gross Profit to Adjusted Gross Profit, Gross Margin to Adjusted Gross Margin, Operating Expenses to Adjusted Operating Expenses, Net Loss from Continuing Operations to Adjusted Net Income (Loss) from Continuing Operations, and Net Loss Per Share from Continuing Operations to Adjusted Net Income (Loss) Per Share from Continuing Operations for the periods indicated.

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Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2011	% of sales	2010	% of sales
Gross profit	$12,728		$16,493
Add back: restructuring charges	1,731		977
Adjusted gross profit	$14,459	14.6	$17,470	15.1

Operating expenses	$16,371	16.5	$16,364	14.1
Less: restructuring charges	1,050	1.1	841	0.7
Adjusted operating expenses	$15,321	15.4	$15,523	13.4

Net loss from continuing operations	$(2,220)		$(172)
Add back: restructuring charges, net of tax	1,796		1,089
Adjusted net income (loss) from continuing operations	$(424)		$917

Net loss per share from continuing opertations - diluted	$(0.07)		$-
Add back: restructuring charges, net of tax	0.06		0.03
Adjusted net earnings (loss) per share from continuing opertations - diluted	$(0.01)		$0.03

Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names- SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Utilimaster®- are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,700 at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

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This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationship with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
John Sztykiel, CEO, or
Joseph Nowicki, CFO
Spartan Motors, Inc.
(517) 543-6400
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Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2011	% of sales	2010	% of sales
Sales	$99,364		$115,654
Cost of products sold	84,905		98,184
Restructuring charges	1,731		977
Gross profit	12,728	12.8	16,493	14.3

Operating expenses:
Research and development	2,758	2.8	4,053	3.5
Selling, general and administrative	12,563	12.6	11,470	9.9
Restructuring charges	1,050	1.1	841	0.7
Total operating expenses	16,371	16.5	16,364	14.1

Operating income (loss)	(3,643)	(3.7)	129	0.1

Other income (expense):
Interest expense	(78)	(0.1)	(257)	(0.2)
Interest and other income (expense)	72	0.1	(132)	(0.1)
Total other income (expense)	(6)	(0.0)	(389)	(0.3)

Loss before taxes	(3,649)	(3.7)	(260)	(0.2)

Taxes	(1,429)	(1.4)	(88)	(0.1)

Net loss from continuing operations	(2,220)	(2.2)	(172)	(0.1)

Net loss from discontinued operations	-	-	(2,438)	(2.1)

Net loss	$(2,220)	(2.2)	$(2,610)	(2.3)

Basic net loss per share
Loss from continuing operations	$(0.07)		$-
Loss from discontinued operations	-		(0.08)
	$(0.07)		$(0.08)

Diluted net loss per share
Loss from continuing operations	$(0.07)		$-
Loss from discontinued operations	-		(0.08)
	$(0.07)		$(0.08)

Basic weighted average common shares outstanding	32,835		32,427

Diluted weighted average common shares outstanding	32,835		32,427

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2011	% of sales	2010	% of sales
Sales	$194,497		$233,290
Cost of products sold	167,076		198,966
Restructuring charges	1,731		990
Gross profit	25,690	13.2	33,334	14.3

Operating expenses:
Research and development	6,306	3.2	8,942	3.8
Selling, general and administrative	23,306	12.0	22,590	9.7
Restructuring charges	1,050	0.5	1,006	0.4
Total operating expenses	30,662	15.8	32,538	14.0

Operating income (loss)	(4,972)	(2.6)	796	0.3

Other income (expense):
Interest expense	(173)	(0.1)	(575)	(0.2)
Interest and other income (expense)	156	0.1	(66)	(0.1)
Total other income (expense)	(17)	(0.0)	(641)	(0.3)

Earnings (loss) before taxes	(4,989)	(2.6)	155	0.0

Taxes	(1,871)	(1.0)	56	0.0

Net earnings (loss) from continuing operations	(3,118)	(1.6)	99	0.0

Net loss from discontinued operations	-	-	(2,706)	(1.1)

Net loss	$(3,118)	(1.6)	$(2,607)	(1.1)

Basic net earnings (loss) per share
Earnings (loss) from continuing operations	$(0.10)		$-
Loss from discontinued operations	-		(0.08)
	$(0.10)		$(0.08)

Diluted net earnings (loss) per share
Earnings (loss) from continuing operations	$(0.10)		$-
Loss from discontinued operations	-		(0.08)
	$(0.10)		$(0.08)

Basic weighted average common shares outstanding	32,751		32,898

Diluted weighted average common shares outstanding	32,751		33,033

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,
	2011	December 31,
	(Unaudited)	2010
ASSETS
Current assets:
Cash and cash equivalents	$30,627	$14,507
Accounts receivable, less allowance of $755 and $996	33,643	52,542
Inventories	61,699	60,161
Deferred income tax assets	6,218	6,218
Income taxes receivable	4,752	2,890
Other current assets	2,649	3,636
Total current assets	139,588	139,954

Property, plant and equipment, net	67,835	71,268
Goodwill	20,815	18,418
Intangible assets, net	12,292	10,946
Other assets	1,426	1,163
TOTAL ASSETS	$241,956	$241,749

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$22,785	$17,970
Accrued warranty	6,061	5,702
Accrued customer rebates	1,111	1,205
Accrued compensation and related taxes	3,332	3,680
Accrued vacation	1,830	1,635
Deposits from customers	3,128	3,902
Other current liabilities and accrued expenses	6,100	7,528
Current portion of long-term debt	79	102
Total current liabilities	44,426	41,724

Other non-current liabilities	4,955	4,284
Long-term debt, less current portion	5,111	5,122
Deferred income tax liabilities	7,640	7,640

Shareholders' equity:
Preferred stock, no par value: 2,000
shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares
authorized; 33,402 and 33,215 outstanding	334	332
Additional paid in capital	70,346	68,715
Retained earnings	109,144	113,932
Total shareholders' equity	179,824	182,979
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$241,956	$241,749

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Six and Three Months Ended June 30, 2011
Unaudited

Three Months Ended June 30, 2011 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Fire Truck Chassis Sales	$22,218			$22,218
Fire Truck Body Sales	13,909			13,909
Motorhome Chassis Sales	15,371			15,371
Utilimaster Product Sales		$22,950		22,950
Other Product Sales
Vehicles	3,619			3,619
Aftermarket Parts and Assemblies	5,464	15,833		21,297

Total Sales	$60,581	$38,783	$-	$99,364

Interest Expense (Income)	$13	$81	$(16)	$78
Depreciation and Amortization Expense	1,460	552	789	2,801
Net Earnings (Loss) from Continuing Operations	(2,610)	1,541	(1,151)	(2,220)

Six Months Ended June 30, 2011 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Fire Truck Chassis Sales	$52,835			$52,835
Fire Truck Body Sales	21,854			21,854
Motorhome Chassis Sales	34,404			34,404
Utilimaster Product Sales		$42,289		42,289
Other Product Sales
Vehicles	8,082			8,082
Aftermarket Parts and Assemblies	14,892	20,141		35,033

Total Net Sales	$132,067	$62,430	$-	$194,497

Interest Expense	$18	$172	$(17)	$173
Depreciation and Amortization Expense	2,699	1,124	1,375	5,198
Net Earnings (Loss) from Continuing Operations	(1,937)	678	(1,859)	(3,118)

Period End Backlog (amounts in thousands of dollars)

	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011

Fire Truck Chassis*	$79,336	$67,629	$53,730	$45,351	$50,017
Fire Truck Bodies*	23,475	22,011	26,659	26,477	30,254
Motorhome Chassis *	13,048	13,049	16,146	12,005	8,306
Other Product *
Vehicles	14,276	12,514	8,073	7,436	3,812
Aftermarket Parts and Assemblies	32,311	18,375	6,019	1,920	2,159
Total Specialty Vehicles	162,446	133,578	110,627	93,189	94,548
Delivery & Service Vehicles *	43,292	38,989	23,900	72,904	84,784
Total Backlog (Continuing Operations)	$205,738	$172,567	$134,527	$166,093	$179,332

* Anticipated time to fill backlog orders at June 30, 2011; 2 months or less for motorhome chassis; 10 months or less for service and delivery vehicles;
   and 5 months or less for for fire truck apparatus and other products.